Exhibit 10.29


                      REFERRAL FEE AGREEMENT



This Agreement is dated August 27, 2004, and is among and between GK Intelligent Systems, Inc. (the "Company") and Hantman & Associates and/or Robert Hantman (who hereinafter shall be referred to as the "Referrer.") This Agreement is a non-exclusive agreement and shall remain in effect until either party cancels it in writing at which time the Agreement will immediately terminate.

    Acquisition Referrals

The Referrer shall receive a referral fee as described below as soon as practical after each Closing of an acquisition that is directly the result of
a facilitated introduction by the Referrer to the Company.   In the event this
Agreement is terminated by either party, the Company shall pay a referral fee to the Referrer for all facilitated introductions they have made that result in a Closed acquisition by the Company within twelve months after the termination of the Agreement.

The referral fee shall be calculated by taking the total consideration paid for an acquisition (the "Acquisition Cost") and multiplying that by the following percentage:

     .     For the first $1 million of Acquisition Cost        5 %
     .     For the next $1 million                             4 %
     .     For the next $1 million                             3 %
     .     For the next $1 million                             2 %
     .     For all consideration above $4 million              1 %

The referral fee shall be paid in the same manner and in the same ratio as that of the transaction e.g. cash, common stock, restricted common stock, etc.


     Strategic Alliance and Co-venture Referrals

The Company shall pay a referral fee to the Referrer for all facilitated introductions they have made that result in a strategic alliance or co-venture with the Company within twelve months after the termination of the Agreement.

The referral fee shall be calculated by taking the Company's total gross earnings attributed to the alliance or coventure during the first twelve months (the "Coventure Revenue") and multiplying that by the following percentage:

     .     For the first $1 million of Coventure Revenue       5 %
     .     For the next $1 million                             4 %
     .     For the next $1 million                             3 %
     .     For the next $1 million                             2 %
     .     For all Coventure Revenue above $4 million          1 %

The referral fee shall be paid in the same manner and in the same ratio as that of the transaction e.g. cash, common stock, restricted common stock, etc., and shall be paid to the Referrer as soon as is practical at the close of the first twelve month period.


    Finance / Capitalization Referrals

The Referrer shall receive 10% per cent of the total amount of financing / capitalization secured on behalf of the Company.

The Company and the referrer shall each bear their own operating expenses including all travel expenses related to the execution of this Agreement.

If a dispute arises out of or relates to this Agreement or the breach thereof and if the dispute cannot be settled through negotiation, the parties agree to settle the dispute through binding arbitration administered by the American Arbitration Association.


Agreed and accepted:

For the Referrer:                     For the Company:

/s/ Robert Hantman____________________/s/ Gary F. Kimmons
______________________________        _________________________________
Hantman & Associates                  Gary F. Kimmons
                                      President & CEO
                                      GK Intelligent Systems, Inc.